Exhibit 10.2

HF FOODS GROUP INC
19317 - 19319 ARENTH AVENUE, CITY OF INDUSTRY, CA

1 October 2020

Kong Hian Lee a/k/a Victor Lee
19319 Arenth Avenue
City of Industry, CA 91748

Re:     Amendment of “Kong Hian aka Victor Lee At-Will Employment Agreement” Dated
December 6, 2019

Dear Victor:

    This will serve as an amendment to the “Kong Hian aka Victor Lee At-Will Employment Agreement” Dated December 6, 2019 (the “Employment Contract”) by and between you, HF Foods Group Inc. (the “Company”) and B&R Global Holdings, Inc. The terms of that agreement are hereby amended as follows:

    1.    Effective May 1, 2020, your Corporate Title will change to Executive Vice President of HF Foods Group Inc., and you shall serve as its Chief Financial Officer.

    2.    Effective October 1, 2020, your annual base compensation shall be increased to $250,000.00 per annum (“Base Compensation”).

    3.    Paragraph 3 of the Employment Agreement is changed to read as follows:

Bonus. As further compensation, the Company may (but is not required to) pay you an annual bonus of up to sixty percent (60%) of Base Compensation, at such time and in such amounts as shall be approved by the Company, it its sole and unfettered discretion. However, for the period from 11/14/2019 through 12/31/2020, you shall receive a bonus no less than $70,000.00, payable by the Company in the first quarter of 2021.

All other terms and provisions of the Employment Contract shall remain unchanged and continue in effect. Please indicate your agreement to these amended terms by signing below.

HF FOODS GROUP INC.

/s/ Peter Zhang
Peter Zhang, Co-CEO

Agreed to and Accepted:

/s/ Kong Hian Lee
Kong Hian Lee a/k/a Victor Lee